EXHIBIT 99.1

Conference call script of Tut Systems, Inc. hosted on May 10, 2006

TUT SYSTEMS

Moderator: Salvatore D’Auria

May 10, 2006

7:30 am CT

Operator:	My name is Dennis and I will be your conference operator today. At this time I would like to welcome everyone to the TUT Systems first quarter financial results conference call.

All lines have been placed on mute to prevent any background noise. After the speaker’s remarks there will be a question and answer session. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press star then the number 2 on your telephone keypad.

I will now turn the call over to Mr. Sal D’Auria, Chairman of the Board, President and Chief Executive Officer. Please go ahead sir.

Salvatore D’Auria:	Well good morning everyone and welcome to our early morning conference call. I’m pleased to introduce you to a new member of our management team, Scott Spangenberg, our new Vice President of Finance and Chief Financial Officer.

Scott has served as our Corporate Controller for the past three years. Scott has over 25 years of experience in finance and accounting and has served as Chief Financial Officer or Corporate Controller at other public and private companies including Avant!, Communication Products Development and Cascade Corporation.

In addition Scott is both an MBA and a CPA. He brings a very proactive approach to operating expense efficiency and pragmatic process improvement. I’m excited to have him on my executive team and believe that he will make an immediate and significant contribution to the company in his new role.

I’d like to welcome Scott and have Scott open the call.

Scott Spangenberg:	Thank you Sal. Good morning and thank you for joining our conference call to report our first quarter 2006 business and financial results. As Sal mentioned my name is Scott Spangenberg and I am the CFO of the company.

Before I turn the call back over to Sal D’Auria our Chairman, President, and CEO, I would like to remind you that today’s conversation will contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Specifically without limitation our expectations about our revenues, the introduction of new products, the performance of various product lines, gross margins, total operating expenses, net interest expense, earnings per share, cash balances, and restructuring activities are forward-looking statements within the meaning of the safe harbor.

Forward-looking statements are based on management’s current expectations and beliefs and are subject to risks and uncertainties. Actual results may differ materially from the forward-looking statements contained herein.

Risks that relate to these forward-looking statements include the risk inherent in new and developing technologies and markets such as the IPTV market, the risk that competitors will introduce rival technology and products, and the risk that the expected financial benefits of new technology deployments will not be achieved as a result of unforeseen costs or events.

Further detailed information about risk factors that may impact our business is set forth in our periodic filings with the Securities and Exchange Commission. We expressly disclaim any obligation to update or alter forward-looking statements whether as a result of new information, future events, or otherwise.

Now I’d like to turn the call back over to Sal for his opening remarks.

Salvatore D’Auria:	Well thanks Scott. And again welcome to the team.

Q1 2006 was a good quarter for TUT. Our core video business was very strong. Overall revenue grew 63.4% over a year ago. Our video business grew 77% from a year ago.

Gross margins grew more than 6 points from Q4. It was our seventh sequential quarter of revenue growth. And I’m happy to say that all tier one opportunities that we discussed previously are still in process. I’m also excited to say that the first of our new PBN products has been introduced to the marketplace.

The business activity level that we experienced in Q1 gives us confidence that 2006 will be a very strong year for TUT. We have been very proactive in making the right organizational changes that support the success of our business strategy and our plan ahead.

This discipline that we are demonstrating in business focus and operating expense efficiency gives us further confidence in our ability to see significant expansion in our business through 2006 and in reaching EBITDA positive in the second half of the year.

I’d like to turn it to Scott to go through some details of the financials.

Scott Spangenberg:	Thanks, Sal. First of all I would like to review our operating results.

Our total revenue for the first quarter ended March 31, 2006, was $11.5 million, compared with $7.1 million for the quarter ended March 31, 2005. This represents a year over year increase of 63.4%. This quarter was our seventh sequential quarter of revenue growth and was a 7.7% increase over the fourth quarter of 2005.

Our revenue from video processing systems products was $10.5 million, an increase of $4.6 million or 77.2% compared with the first quarter ended March 31, 2005, and an increase of $0.8 million or a 7.8% increase compared with fourth quarter 2005 revenue of $9.7 million.

The year-over-year increase in first quarter video processing systems revenue was due primarily to continued strong sales growth in our Astria content processing products, which was related to our introduction of our upgraded advanced video compression technologies or MPEG-4, and an increase in U.S. and international market demand as more telecommunications companies deploy IPTV services.

Revenue from our private broadband network products in the first quarter of 2006 was $1.0 million. This was a 12.5% decrease from first quarter 2005 revenue of $1.1 million and a 1.6% increase from last quarter.

The year-over-year decrease in our private broadband network product revenue is primarily the result of the transition from products at the end of the product life cycle to our next generation products. The sequential quarter revenue increase includes revenue from our new T2 product line which began shipping late in the first quarter. Based on the demand we are experiencing for our new T2 product line, we expect revenue from our private broadband network products to increase in future quarters.

International revenue was $2.2 million or 19.2% of our total revenue for the first quarter compared with $1.3 million or 18% in the first quarter of 2005. The year over year increase in overseas revenue was due to international sales growth in our Astria content processing products.

Two customers, Huawei Technologies Co. Ltd. and Hutchinson Telephone Company each accounted for 10.9% of our first quarter 2006 revenue. For the three months ended March 31, 2005, FTC Management Inc. and Major League Baseball Advanced Media accounted for 23.4% and 11.4%, respectively of our revenue.

For the quarter ended March 31, 2006, our cost of goods sold was $7.6 million compared with $4.5 million for first quarter of 2005. Cost of goods sold in the fourth quarter of 2005 was $7.7 million.

The year-over-year increase in the first quarter cost of goods sold of $3.1 million was due to a $2.8 million increase in material costs, and increases of $0.2 million in labor and $0.1 million in freight expenses related to higher sales volume. Amortization of intangibles included in cost of goods sold was $0.4 million for the quarters ended March 31, 2006 and 2005.

Our gross profit for the first quarter of 2006 was $4.0 million compared with $2.5 million for the first quarter of 2005 and $3.0 million for the fourth quarter of 2005. Our gross margin was 34.3% for the quarter ended March 31, 2006, compared with 36.0% for the same period in 2005. When compared to our fourth quarter 2005 gross margin of 27.9%, our first quarter 2006 gross margin increased by 6.4 percentage points. This sequential quarterly improvement was the result of increased gross margin from both our video processing systems products as well as our private broadband network products.

Operating expenses were $7.1 million for the quarter ended March 31, 2006. Compared with fourth quarter 2005 operating expenses of $7.2 million, our first quarter operating expenses declined by $0.1 million. The decrease in operating expenses was due to an impairment charge in Q4 2005 of $0.2 million for certain U.K. assets. This decrease was partially offset by an increase of $0.1 million of stock based compensation costs associated with the adoption of SFAS 123R during the quarter. Just to further clarify this change, in Q1 we began expensing the costs associated with stock options. Previously these non-cash expenses were not charged to operations, but were footnoted in our financial statements.

The net loss for the quarter was $3.1 million. After taking out non-cash charges of $0.9 million for depreciation and amortization, our EBITDA for the quarter was a negative $2.2 million. Our net loss for the first quarter 2005 was $3.3 million. On a basic and diluted per shares basis, our loss was $0.09 in 2006 compared with a loss of $0.13 in 2005.

Before I move on to discuss our balance sheet and cash flows, I would like to spend a moment discussing our recently announced restructuring and cost savings initiatives. Our restructuring plan includes a modest workforce reduction, an organizational realignment and comprehensive company-wide cost saving initiatives. Our strategy is designed to improve our operational efficiencies, reduce operating expenses and improve cash flow.

Major components of these costs savings will come from reduced salary and benefits costs, recently negotiated lower contract manufacturing costs, reduced facilities costs and efficiency initiatives to lower discretionary spending. We expect to begin realizing the cost benefits from this plan beginning in the second quarter of 2006 with increasing savings in the second half of the year as these initiatives are fully implemented. Through the end of 2006, we anticipate the combined savings in both cost of goods sold and operating expenses from this plan to total approximately $3.0 million. I would also like to note that, as a result of this action, we did incur restructuring expenses for costs such as severance and benefits. This charge was $0.2 million and will be included in our operating expenses when we report our Q2 2006 results.

Now, regarding our balance sheet and cash flows.

Cash and cash equivalents totaled $11.4 million at March 31, 2006, an increase of $1.9 million from March 31, 2005.

Accounts receivable and unbilled revenue increased by $8.9 million from $7.3 million at March 31, 2005 to $16.2 million at March 31, 2006. The increase in accounts receivable and unbilled revenue resulted primarily from higher revenue and longer digital Headend system implementation timelines attributable to the availability of third party MPEG-4 set top boxes and related third party middleware integration. Excluding the unbilled revenue, DSOs or days sales outstanding were 79 days at quarter-end, compared with 90 days last quarter and 93 days at March 31, 2005. Since the end of the first quarter our cash collections totaled $4.9 million.

Inventories were $8.2 million at March 31, 2006 compared to $3.5 million a year ago. Inventories increased to support higher expected revenue.

Our line of credit was $8.1 million at the end of the quarter. Based on eligible accounts receivable and eligible inventory levels, available borrowings under this facility were $9.7 million as of March 31, 2006.

Accounts payable and accrued liabilities were $11.1 million at March 31, 2006 and $6.0 million at March 31, 2005. The increase in accounts payable and accrued liabilities was primarily due to increased inventory purchases in the first quarter of 2006.

Cash used in operating activities was $3.2 million for the quarter, compared with $2.4 million for the quarter ended March 31, 2005. Additional cash used due to increased accounts receivable and unbilled revenue was $0.6 million, cash used due to increases in inventory and deferred revenue was $2.2 million. Partially offsetting these uses of cash was a $0.2 million reduction in our net loss, a $1.0 million decrease in prepaid expenses, and a $0.7 million increase in accounts payable and accrued liabilities.

Cash provided by investing activities was $1.2 million for the quarter, compared with a use of $0.5 million for the quarter ended March 31, 2005. Additions to property and equipment were $0.5 million for each quarter. During the first quarter of 2006, we utilized cash of $1.7 million from short-term investments.

Cash from financing activities was $1.3 million in the quarter ended March 31, 2006, compared with $16 thousand for the quarter ended March 31, 2005. The cash from financing activities in 2006 included proceeds from our bank line of credit of $1.1 million and net proceeds from the issuance of common stock of $0.2 million.

Now I’d like to turn the call back over to Sal.

Salvatore D’Auria:	Well thanks Scott.

Again, Q1 has given us a strong start to 2006. You may recall from the last call we had I outlined the four growth areas in our business. These are four significant growth factors as we look forward. Let me talk about each one of them in a little bit of detail.

The first growth area has to do with our IOC and PTT customers and more of them. While competitors continue to work hard and MPEG-4 set top boxes and related middleware continue to be somewhat slow in coming, we continue to see the growing interest around the world in IPTV deployments and interest in TUT Astria products.

We now have 27 MPEG-4 customers around the world. We have sold more than 2,300 MPEG-4 channels. We believe that this is more than anyone else in the industry. We now have sold our video products in 19 countries spanning five continents.

The recent MRG IPTV market leader report reported that TUT is the global video headend market leader with a significant lead among others. By the way, we outlined some of those details in a recent press release if you’d like to refer to that. And we’re very proud of that achievement.

Today there are more than 160 service providers around the world delivering IPTV powered by TUT headends. We still believe that we are just beginning to tap the global IPTV marketplace with the IOCs and the PTTs.

The second area of growth is the upgrade cycle for our existing customers. Again, with over 160 customers this is a significant base to look to for growth. We have begun to tap the upgrade opportunities with these customers. And this quarter we had at least three existing customers make major upgrades from MPEG-2 to MPEG-4.

We fully expect that there will be additional MPEG-2 customers that will do major MPEG-4 upgrades over the next one to two years. Further we expect that a very high percentage of our customers will opt for some MPEG-4 based HD channels to complement their MPEG-2 standard definition offering.

MPEG-4 HD availability is planned for Q2 of ‘06 and it provides an additional set of upgrade opportunities for us. New MPEG-4 HD hardware is planned to go into production in the coming weeks. And the first of our MPEG-4 HD transcode applications is planned for release before the end of this quarter.

We currently have significant backlog for HD and additional pent up demand among our installed base. And we are very carefully navigating the complex HD set top box/middleware availability as they are a factor in the release timing of our products and the recognition of revenue.

The third area and another very exciting area of growth is tier one U.S. opportunities. I know this is an area that people have keen interest in. As I said earlier, all of the tier one U.S. opportunities that we’ve discussed are still in process. And we believe that we are less than a quarter away from the first of these decisions.

We now believe that we are coming much closer to the decision point with potential customers. As an example, we now believe that one of the tier one opportunities that we have been pursuing for more than a year is close to the last steps in the process.

We believe that this multi-million dollar opportunity with a tier one service provider has narrowed in field to two vendors. We believe that we are one of those two vendors. Additionally extensive lab testing in our lab and in the real plant real world environment, the real network, gives us confidence that our solution performs very well, again in this real world environment.

The customer has communicated or the potential customer has communicated that they are tracking to complete their decision process before the end of Q2. We are cautiously optimistic about the timing and the potential we have here.

Another tier one opportunity that we have been engaged in for more than a year is progressing well through a very formal RFP process. This single opportunity alone could be worth more than $100 million to TUT. We are led to believe they are weeks away from the next important step in the selection process.

So again while these opportunities have taken longer than any of us would like, we believe that we are making real progress. We believe that we have the right products and we believe that we have the resources to support each of these opportunities.

Based on feedback from the potential customer I just mentioned we are tracking for first decisions before the end of the first quarter, before the end of Q2.

We continue to pursue a number of additional tier one opportunities as we’ve discussed earlier and we’ll do our best to keep you informed on our progress. But again, in this last quarter we feel like we’ve seen some significant movement and are coming much closer to the decision points that are important to all of us at TUT.

The fourth area of growth is our private broadband networks area. We had our new T2 products announced in the quarter and they began shipping in Q1. You may remember we have a great deal of expertise in the multi-tenant market. That is the hotel and apartment marketplace.

Video, especially high definition is becoming a major driver in this market. A number of hotel chains are looking for a better way to deliver the intelligent video aware HD cable bandwidth to existing hotel rooms.

We have responded to these needs with our new T2 product family. T2 provides up to 70 megabits over existing building wiring to the room in a very innovative way. One of these key innovations is that the wall mounted customer premise equipment requires no power as it receives the power over the existing phone lines that carry the bandwidth. This makes for very fast, reliable, secure installations further enabling the delivery of video services.

In Q1 we have shipped over 1,000 lines to customers of our T2 product. These customers are in the U.S., in Europe, and in Japan. Most of these units are installed today as part of trials for major potential rollouts. Three major U.S. hotel service providers are currently evaluating the product. And these are very large service providers.

In addition to the T2 products our PBN group announced another exciting new product this quarter. The new XLP product is a variation of the T2 product that, in addition to providing high-speed bandwidth, being self-powered, it also provides a long reach power to support external devices like video cameras and Wi-Fi nodes.

This product has received a great deal of interest from a set of customers around the world and is tracking to be in limited trials before the end of Q2. We are watching all of these trials very closely as they may represent significant revenue drivers later in the year.

Now back to Scott for some guidance information.

Scott Spangenberg:	Thanks Sal.

Let me now turn to our forward-looking guidance. Remember that the forward-looking statements that I am about to make are subject to many risks and uncertainties as described at the beginning of this call. Further, because of the high cost per unit of our headend systems, if we were to sell even one less system than our forecasted number of headend sales per quarter, such a decrease in sales volume would have a material and adverse impact on our revenue for that quarter.

We are providing the following guidance for the second quarter of 2006.

We expect second quarter revenue to increase by approximately 10% to $12.7 million. We should point out two important drivers for this number. First, while possible, we are not forecasting any tier one revenue in the second quarter. Second, we expect to begin introduction of our new MPEG-4 high definition product offerings in Q2. Given our current backlog of MPEG-4 HD orders and anticipated additional orders, we do expect to ship MPEG-4 HD products in Q2 and have included revenue from MPEG-4 HD in our revenue forecast. As Sal mentioned earlier, we are carefully navigating the complex HD set top box middleware availability situation as they are also a factor in the in the release timing for our products and the recognition of revenue.

We estimate that our gross margin percentage, including amortization of intangibles of $0.4 million, will increase from the first quarter by one percentage point to approximately 35% for the second quarter.

We estimate that our second quarter operating expenses will be approximately $6.9 million, excluding the restructuring charge of $0.2 million I mentioned earlier. Looking past Q2, we expect our operating expenses to drop to $6.3 million in Q3, as we continue to fully realize the benefits from our cost savings initiatives.

We expect net interest expense for the second quarter to be approximately $0.1 million.

We expect the weighted average number of shares outstanding to be approximately 33.7 million shares for the second quarter.

This concludes my financial comments and guidance. I would also like to remind everyone that we will not be reviewing or commenting on financial models or providing additional details to our expectations after this call or during the quarter. We also wish to remind you that our actual financial results may vary materially from our guidance due to factors that are unforeseen or whose results are unpredictable at this time.

Now I’d like to turn the call back to Sal for his closing remarks.

Salvatore D’Auria:	Well thanks, Scott. Well in closing I wanted to mention that we are very pleased with our progress in Q1 and we’re very excited about the IP TV business foundation that the TUT team has built. And we’re excited about our four areas of growth, again more IOC PTT business, upgrade revenue from our existing customers, the tier one business possibilities and new PBN business opportunities.

We believe that our four growth drivers will result in meaningful revenue before the end of 2006 and they’ll take us to EBITDA positive in the second half of 2006.

We believe we have a fully resourced business plan, a more efficient organization and are prepared for the growth ahead.

Again thank you for this time this morning. And now we’d like to open up for questions.

Operator:	At this time I would like to remind everyone if you would like to ask a question press star then the number 1 on your telephone keypad. We’ll pause for a moment to compile the Q&A roster.

Your first question is from the line of Todd Brady with AG Edwards.

Todd Brady:	Hi, guys.

Salvatore D’Auria:	Hi, Todd. How are you doing?

Todd Brady:	Good morning to you. I accidentally hopped on the call a little bit late, so can you just bring me up to date on a couple of things? What were you gross margins this quarter and how do they compare to last quarter? Secondly, what was your net cash burn from operations this quarter? And, Sal, maybe you can elaborate about the restructuring and the cost savings. How does that change your operational breakeven?

Salvatore D’Auria:	Sure. Those are all good questions. Sorry you joined us late. We can touch on a few of those things.

Scott, do you want to comment on the gross margin and the net number?

Scott Spangenberg:	Yes. Gross margin for Q1 ‘06 was $7.5 million.

Salvatore D’Auria:	Yeah okay, right dollar-wise. From a percentage perspective…

Scott Spangenberg:	From a percentage perspective it was 34.3%. In Q4 ‘05 our gross margin percentage was 27.9%. So as I mentioned in the call we saw a very nice 6-point increase in our gross margin. And you may have also noticed that in our guidance that we believe that gross margin will increase again by a point in Q2 to 35%.

Salvatore D’Auria:	Your other question I think was about the restructuring and I think the net number and, you know, from a restructuring perspective, you know, we call it restructuring from a technical term perspective but really there was some, again, just some very keen efficiency moves that we made relative to organizations. You know, as we look forward to our business we want to make sure we have the right organization in place for the right business forward, so we’ve done a number of things. And I’ve changed my staff around. Obviously Scott is new to my direct staff and brings a lot of good experience in implementing cost controls and those processes that I think will provide a lot of efficiency.

We’ve done a number of other things in the restructuring, including, I have again done some efficiency things. Bob Noonan, our VP of Sales also now has responsibility for marketing and essentially all of the areas that touch our customers are in Bob’s organization. That’s marketing, sales, customer support and customer integration. All of those are within Bob’s group.

The other consolidation that we did was we have a new VP of Engineering, Walt Wolman. He was Director of Engineering in our San Diego group. He’s done a great job down there. And he has all of engineering and that’s really important as we see the evolution and convergence of our Astria product line, so having that in one place is really key.

Another really key thing is that I now have a Director of Operations who is reporting directly to me. And as we look forward and look at our possibilities and opportunities we see significant growth in our needs in the operation side in the area of more product being developed and those things. The other thing the new Director of Operations on my team brings is that he is an expert in ISO 9000 and ISO or TL 9000 and ISO 9001 processes and that as we deal with the tier one’s, that becomes a more interesting thing to them that we have the resources directly on my team to make that happen.

Relative to the numbers, Scott, you want to review the guidance again and just put a perspective on how that works out?

Scott Spangenberg:	Yeah. On your question on cash flow, our cash used in operating activities improved by $1.3 million this quarter compared to Q4.

Todd Brady:	Okay.

Scott Spangenberg:	Our total cash used in operating activities this quarter was $3.2 million compared with $4.4 million in Q4 of last year. Also I’ll remind you that our net loss was $3.1 million this quarter. That included amortization and depreciation of $0.9 million, so our EBITDA was $2.2 million this quarter.

Todd Brady:	Do you guys very simply…

Salvatore D’Auria:	Let me make a comment on that. You know, we want to make sure that obviously we’re paying very close attention to EBITDA. We’ve given guidance at the second half of the year we’ll see EBITDA positive, so we’ll, you know, we’ll bring more attention to that. Even though it’s a pro forma number we think it’s important internally to look at that. But it’s also important as a gauge from the external standpoint, so again EBITDA which is a good indicator of cash and cash burn was significantly reduced down to $2.2.

Todd Brady:	Sure. Do you guys happen to break out - do you guys sell inventory that’s previously written down? And if so, do you have that number?

Salvatore D’Auria:	Well I don’t think there’s a specific number. Obviously there are various situations where inventory, you know, may have been written down in the past for various reasons and sometimes we do sell that and obviously when it comes back it comes back at a good margin. You know, that’s not been a significant part of our Q1 or our overall business but that, you know, that does happen from time to time.

Todd Brady:	Sal, one last one. Can you break down domestic versus international?

Salvatore D’Auria:	Sure. Scott, the exact number?

Scott Spangenberg:	International revenue was $2.2 million.

Todd Brady:	Okay.

Scott Spangenberg:	19.2 percent of our first quarter revenue.

Salvatore D’Auria:	Which is pretty consistent. It’s not very much difference from…

Scott Spangenberg:	It’s pretty consistent. It was 18% in 2005 in the first quarter.

Salvatore D’Auria:	If you step back it’s sort of an 80-20 situation and it’s been like that for some time. But, you know, we - our expectation is that over time we’ll see more international in the mix, particularly as our partners like Huawei continue to do a good job in Asia and other places around the world.

I just - I did remember that you did ask another question about breakeven and where that is. And just to complete all of the questions here the breakeven, you know, we’ve said for some time that our breakeven is - we model and project somewhere in the $15 million range.

Todd Brady:	Great. So you guys are sticking with that number.

Salvatore D’Auria:	We’re sticking with that number and I think many of you can look at the results from Q1 and see how that all happens.

Todd Brady:	Listen, welcome aboard, Scott. Keep up the good work, Sal. Thank you.

Salvatore D’Auria:	Thank you.

Scott Spangenberg:	Thank you.

Operator:	Your next question is from the line of Eric Kainer with TEP.

Eric Kainer:	Thank you very much. Congratulations on a nice quarter folks.

Salvatore D’Auria:	Thanks, Eric.

Eric Kainer:	I have a few different questions here. I guess to start at the top, what is the - what do you believe to be the primary decision criteria on the first tier one opportunity which we believe will be awarded I guess by the end of this quarter?

Salvatore D’Auria:	Yeah that’s a good question. You know, we’re always looking very closely and listening very keenly to what the key drivers are there. I think that the - on that one in particular the customer is fine tuning the architectural approach that they want to take to their network and they are looking at a couple of - well they’re looking at we believe to be, you know, two alternatives we’re one of those alternatives. And as I mentioned earlier we’re very excited about that because we know that we perform extremely well, not only in the lab but in the real world network. And, you know, we’re certainly hopeful that the customer makes their decision in the timeframe that they set and obviously we’re excited about being, you know, one of two vendors in there.

Eric Kainer:	Well that’s pretty exciting. Do you think the decision will be made based on raw performance or, you know, video quality or, you know, is there something else that you think might be primarily important, you know, in kind of separating yourself from your competitor?

Salvatore D’Auria:	Yeah, you know, we - it’s again at this juncture it’s difficult to tell exactly how that’s going to go but I will tell you that we are very proud of the performance of that product and again are very excited about the opportunities there. We just - we think we have a very good position. Again it doesn’t ever guarantee you that you’re the winner but again we’re very proud of the performance and in a number of ways believe that our performance can be shown to be superior to alternatives.

Eric Kainer:	Okay. And for the second tier one opportunity in the US that you’d noted, how many vendors do you think are still viable in that for that opportunity? And where can we expect that an ultimate decision will be made? Is that really kind of a 3Q or closer to the end of the year or maybe even slipping out to next year?

Salvatore D’Auria:	Yeah so the two parts to your question, number one it’s difficult to say exactly how many people are in the running in that one. We believe it’s sort of the low single digit number at this point in time, where it started with a much larger number. Again we don’t have visibility into that and can only project given the what I’ll call the usual suspects there.

In terms of the timing of all of that, you know, we are led to believe that it’s not a Q2 timeframe, that it’s more likely to be a Q3 timeframe decision. It’s certainly possible it could slip out beyond that. We have been working on this for over a year. But I think that the real center of that probability is in the Q3 timeframe.

Eric Kainer:	Okay. Now you mentioned about monitoring the HD set top box and middleware availability situation. Obviously that’s going to gate some of your opportunities to upgrade existing customers. What is your expectation about when we would have relatively broad availability for HD set top box and middleware?

Salvatore D’Auria:	Yeah that’s a really good question and it’s something that we’re monitoring really closely. I do want to start by making it very clear that when I talk about availability and revenue recognition, you know, we look at it as a timing - possible timing difference, right, you know, the - where again we have significant backlog in HD and, you know, that we’ll roll that out as soon as, you know, certain, you know, products are released and third-party products are available for customers to do product acceptance, etcetera.

I think that, you know, we’ve seen a significant improvement in the availability of SD set top boxes. The HD is a little bit behind all of that. We’re starting to see some things but as, you know, I think things got better with SD through Q1 and are getting better again through Q2 that HD - my personal view of that is it’s sort of off by another quarter from where SD was. So in other words we should start to see some HD things, you know, HD set top box availability limited before the end of Q2 and more available in Q3. And I don’t think it’ll be, you know, these things will continue to roll out and there are things going on with the chip manufacturers and the set top box manufacturers that point to this - all of this only improving through the year on both the SD, HD and other advanced functionality front for the set top boxes.

Eric Kainer:	Okay and well that gets to be pretty exciting. Now you’ve referenced that HD MPEG-4 backlog. I’m not sure if you’re willing to give us a dollar number on that but could you tell us maybe how many customers are in that or give us any color around that?

Salvatore D’Auria:	Yeah, so I think the first thing is that, you know, we - the growth driver of upgrades for our existing customers is a significant phenomena. The, you know, just generally speaking backlog is multiple millions of dollars and directly in HD or related to HD, you know, products and, you know, we - again we see a very interesting phenomena where many of our MPEG-2 customers are looking very hard about becoming an MPEG-4 headend. But most of our customers we believe will upgrade at least partially to HD over the next year or two.

One of the nice things about our system is that out of the same system you can run SD and HD channels out of the same, again same system which for the HD channels - for the High Definition channels MPEG-4 is absolutely, you know, mandatory given that the bandwidth requirements there.

Eric Kainer:	Well that’s got to make it a much more attractive platform. Is that not the case for your competitors?

Salvatore D’Auria:	Yeah, you know, the competitors - there are different situations with the competitors. Some of the competitors that, particularly those that don’t have chassis based solutions have pizza boxes. They, you know, they’re very much, you know, an SD box, an HD box and you put it in. With us we have the flexibility of again doing both out of the same box. In fact we can even run, you know, over time you’ll see the - some, you know, SD running out of the same - off the same card that runs HD.

Eric Kainer:	Okay.

Salvatore D’Auria:	There’s a lot of mixing and matching you can do which many of our competitors, particularly those with pizza boxes, you know, you’re stuck. This pizza box does HD and that pizza box does SD and that’s the way you get it.

Eric Kainer:	Okay. I wonder if you could just tell us a little bit about the long-term model. I specifically noted that you made great improvements on your DSOs this quarter and that’s always, you know, cause for optimism I guess. So I wonder if you could talk a little bit about the long-term model specifically with regard to gross margins and to DSOs and then just very quickly give me the CAPEX number for the quarter.

Salvatore D’Auria:	Sure. Well let me start with the CAPEX number for the quarter. Scott, do want to…

Scott Spangenberg:	Yeah, CAPEX for the quarter was $ .5 million.

Eric Kainer:	Thank you.

Salvatore D’Auria:	Yeah, so relative to the DSOs and margin, as you saw we as predicted we saw good improvement in our margins - in our gross margins. We’ve guided to additional improvement in Q2. We do see our gross margins over time continuing to grow back up into the mid-40s. That will take us a bit of time, but we believe that is a very responsible plan for us.

We are, by the way, making some you know, good improvements in our manufacturing capabilities. And we actually have moved over to a larger contract manufacturer during the quarter, made that transition this quarter.

Generally painless transition; a few bumps in the road along the way. But we believe that that’s now in place.

But that does prepare us for two things, by the way. One is that we believe that we will see some gross margin improvement based on our manufacturing efficiency with this new vendor and will give us greater flexibility for higher volume potential in the future as we prepare for some of the growth, particularly possibilities with people like the tier ones.

So in terms of that, and on DSOs, I think yeah, we’ve seen some good improvements there. The, you know, there is a connection, by the way, between things like availability of set top boxes and things like DSOs.

Some of our customers are awaiting ecosystem elements like set top boxes before they pay quickly. So we believe that DSOs will continue to get better over time.

And our model there is that our DSOs will be in sort of the mid-60 day, you know, range. Where we’ve been in the past and again, I think we’ll be there again once we get through some of these, again, ecosystem element availability issues.

Eric Kainer:	Great. Thank you very much and good luck.

Salvatore D’Auria:	Thank you, Eric.

Operator:	Your next question is from the line of Tim Savageaux with Merriman.

Tim Savageaux:	Hi. Good morning.

Salvatore D’Auria:	Morning, Tim.

Tim Savageaux:	My congratulations as well. A lot of interesting news, both from the quarter and looking forward.

I had a question on - well, a couple really. But first, starting with the core opportunities I guess among the independents and the international players and maybe just trying to segment those out at least for the moment and talk about the IOCs.

You know, clearly some of the market share data you released show you’re pretty dominant in that space. I gather, I mean, given the guidance that you know, really doesn’t include any tier ones and the pace at which you’ve been able to grow, I’d say over the last 18 months, maybe plus in this market, I gather you would agree with the statement that, you know, that market in and of itself can sort of take you guys up toward the break-even level. Maybe beyond as well.

I’m trying to get an overall sense, you know, if you had sort of an addressable market estimate or some sort of notion of you know, to what run rate you think TUT would be able to grow just executing in that core opportunity.

And I’d include the HC upgrades as well in that, versus you know, what the tier one opportunity might be able to add.

Salvatore D’Auria:	Positive; there’s a lot of good questions. I hope I can kind of piece it all together for you there.

Let me start by saying that in the IOC market space we continue to work very closely with them. We know them. We have been you know, working with some of them for quite a long time.

And there’s been a significant change that we’ve seen over the last year or so. IPTV is absolutely an imperative for these guys.

Do not underestimate the reality that it doesn’t matter what size phone company you are, you need to be in the video business. That is key.

They need to be in the video business to make their business model work. And they are moving forward to do that.

Our estimates are that we have probably, from a market penetration standpoint, penetrated something like 15% of that market. So there is still a significant amount of that market to go as we move forward.

And yes, you are right that, you know, we believe that we do not need a tier one win to continue to grow our business at the rates that we’ve been growing our business.

We specifically pointed out and gave you some insight into our revenue guidance for Q2 and pointed out that that number has no tier one expectations in it.

Now, that doesn’t mean we, you know, that it might not happen. But we believe that that level of growth is indicative of what I would call and you call the core market for us.

So again, lots of different growth opportunities. That’s why we give you that segmentation. We give you that segmentation that points out that the IOCs as, again, more of the same IOC PTT kind of customers.

And in addition to that, the upgrade cycle with our existing customers with, you know, with over 160 out there; that’s a significant base to upgrade.

Again, even with a few HD channels for each of these customers, it adds up to a significant business. And again, the - our business can march forward to EBITDA positive very nicely without a tier one.

Tim Savageaux:	Okay. Let me follow up, then, on international. I do note that I’m not sure if this is the first time that they’ve appeared on the list. Maybe not; maybe it’s been a few times.

But Huawei is sort of a significant customer here. I gather that most, if not all of that business would be international.

I wonder if you could talk more specifically about how many accounts Huawei has you involved with.

What is sort of the current state of kind of the bid and sort of, you know, project flow at Huawei and whether you’re doing anything direct internationally, whether you look to add to additional partners or talk about your overall strategy.

You know, 20% of revenues is nice. It seems like that could affect the growth.

Salvatore D’Auria:	Yeah. Definitely it can grow. IPTV is definitely an international phenomenon. Just as a point of clarification, you know, Huawei was noted as a 10% customer this quarter.

And during, I believe it was one of the quarters last year, Huawei was a 10% customer. Is that right, Scott?

Scott Spangenberg:	Yes.

Salvatore D’Auria:	Okay. So again, they’ve been a good customer. And they, you know, we see sort of a bit of a cycle with them where they, again, they were a 10% customer one quarter and then they were not a 10% customer for a couple of quarters.

And they were a 10% customer again this last quarter. You know, we, in fact, our VP of sales and marketing is traveling over to visit with them. We try to stay close because they are involved in not only activities in Asia, but they’re actually involved in areas outside of Asia in the Middle East and in Eastern Europe and in other places around the world.

So we, again, looked at, we have a good partner there with them, and they are making for a nice footprint around the world in places that we have a hard time getting to ourselves.

That said, we still do some things direct in places outside the US. But I think you’re going to see us more and more leverage some of these good partners as they demonstrated they can be a good partner for us and open up business in places that would be hard for us.

We will leverage more. It’s a great efficiency thing. And you know, we will do that more and more to the extent of our partner’s abilities.

Tim Savageaux:	And finally, I think I missed the gross margin guidance. What did you…?

Salvatore D’Auria:	Yeah. We guided that we would see an additional point increase. This quarter we were about 34% in Q2. We are projecting to be 35%.

Tim Savageaux:	Alright. Thanks very much. I’ll pass it on.

Salvatore D’Auria:	Okay. Thanks, Tim.

Operator:	Once again, if you would like to ask a question, press star, then the number 1. Your next question is from the line of Bill Morrison with Ryan Beck and Company.

Bill Morrison:	Hi, Sal, and welcome aboard, Scott.

Scott Spangenberg:	Thank you.

Salvatore D’Auria:	Morning, Bill.

Bill Morrison:	Good morning. A couple of questions; first of all, what was the motivation behind the cost realignment?

Was this due to projects being completed or certain customers, you know, or a response to certain desires by certain customers or kind of what was behind the timing of the realignment?

Salvatore D’Auria:	Yeah. I think the best way to look at that is I look at it as really preparing for the future. You know, I think many companies don’t spend enough time looking at where they’re going and making sure they have the right organizations in place to do the things we need to do.

And that really, you know, was a key thing in what we’ve done. And we’ve, you know, again, made some very important changes in - well, particularly in my team and really most of the changes were in my team and getting us ready for the future.

You know, I mention things like operations. You know, I like having the director of operations report directly to my team, being in my, you know, directly to me, being on my team and being at the table when we’re discussing you know, various opportunities because we don’t want to get ourselves, you know, caught short on being able to supply customers’ products.

We don’t want to be cut short on having certain certifications like ISO9001 and TL 9000 if they are required by the customer and in place.

And so there’s, you know, a variety of things there, and I think you know, that’s a good example of the kinds of things that we’re doing.

So it just, as we looked at our business plan, it seemed to make a lot of sense to do that and to get that in place now as we prepare for, you know, more growth in the latter parts of the year.

Bill Morrison:	Good. And those savings, to me, correct me if I’m wrong, but they should generate about $1-1/2 million a quarter?

Salvatore D’Auria:	Well, actually - we actually gave you some interesting you know, guidance on that. If you look at the numbers and Scott, maybe you want to go through those again, but we gave you some sense for the, you know, what that does for Q2, but also what it does to Q3, because the you know, the savings, you know, get sort of fully absorbed over a period of time.

And just one point before Scott gives you those numbers; we have changed a number of - and Scott has been key in this regard. We have changed certain processes around the company and certain procedures that in fact we expect to see, you know, more savings from certain efficiencies than actual, you know, as an example, headcount reductions.

As far as the operating expenses, obviously the restructuring and initiatives affect both OPEX and our cost of goods sold. So for Q2 we guided to operating expenses dropping to $6.9 million and then $6.3 million in Q3.

Scott Spangenberg:	As these things began to roll out, obviously in the second quarter, we won’t see the full benefit of all of these activities. As we roll into Q3 and beyond, all of these things will begin to really get some traction and we will be fully implemented and begin to see some real reductions.

Salvatore D’Auria:	Yeah. In a number of areas. Again, we’ve got a new contract manufacturer in place. It will take us another quarter or so to see some, you know, some real improvement on the gross margin side there and the efficiencies there.

The, again, just to be very clear that it was very minimal in terms of headcount. Just flattening organizations and things; did not affect that many people. And that’s behind us already.

And, you know, we’re implementing some of these other things. Just one more example there is that Scott has implemented a process where further down in the organization, individual managers have budget responsibility.

So we have, you know, more granularity to budget management than we had in place you know, last year.

Bill Morrison:	Okay. Good. You know, if I could touch on or ask about the VSP and any, you know, new features or cards that you might be - that might be in the works. If you can just touch on that.

Salvatore D’Auria:	Yeah. I’ll just touch on some general, eye-level comments. I’d say number one; stay tuned on that front. And you know, we’re very excited about the whole Astria family of products.

The VSP and the CP family. One of the other changes we made is that we do have a single VP of engineering that has responsibilities for you know, the activities across both the CP line and the VSP line.

And you should expect to see more activity in terms of new product activity on the VSP side. There are some major - while it is a major card under development right now that will be you know, something you’ll hear more about as we go through the year.

These product lines will converge over the course of the year. And again, we took the steps to converge the organization and make the organization handle under one VP who reports directly to me.

Stay tuned in that area, particularly with the VSP later in the year.

Bill Morrison:	Thanks. One last question; on the PBN, can you give us kind of a, you know, a feel for you know, what the growth rate could be here. I mean, could it - what percentage of the business could it be, you know, in a couple of quarters.

Salvatore D’Auria:	Yeah. We’re trying to figure that out. And the thing that makes me feel, you know, really proud of the PBN team is they’ve been very entrepreneurial. They’ve been very close to a set of customers.

And, you know, while we, you know, we saw our first revenue in Q1 for the new products or the T2 product in particular there. You can imagine that they have been working with those customers for you know, many quarters before that.

You know, the - in Q1, we had a product that was, you know, bought by customers, put into their real networks for various trials. You know, in the case of some hotel chains, there are some hotels around the world right now that are wired up with the T2 products, and they’re running that right now as part of a, you know, a trial that could roll out to larger, well, to a large number of hotels in those chains.

We are working with, at least today, at least three of the major US hotel service providers. And those service providers do represent business with many of the major chains around the country.

And one last thing about that is that the PBN activity is definitely an international activity. And in fact, it probably, from a percentage perspective will probably be more international than our video business.

You know, today there are T2 products functioning in a number of places in Europe, Japan and a number of places in the US.

You know, back to your original question, we’re being - we’re very optimistic. But we’re being cautiously optimistic about how big this becomes. Remember that the PBN business has been a declining business.

This, in fact, was the first quarter of growth we’ve seen there in about a year. It’s been about a $1 million business, which really does not reflect what we think it can be, though, you know, we’re being very cautious about how big and how quickly we can ramp that business relative to the market needs.

Again, it’s a new area. Sort of a new/old area, right? It’s back to our expertise in the MDU space. But, you know, and video is a real driver here. Video is the reason that they need the products like T2 and XLP.

So we’ll keep you informed. We do think it’s important to note as a growth driver for our business.

Bill Morrison:	Okay. Great. Thanks a lot, guys.

Operator:	And at this time, there are no further questions.

Salvatore D’Auria:	So let’s give everyone one moment in case there are any last minute questions there. I know it’s early in the morning for some people and they’re a little shy. But we’re happy to wait another moment if there’s any additional.

Operator:	And again, if you would like to ask a question, press star 1 at this time.

Salvatore D’Auria:	Well, thank you very much for joining us on this conference call. We hope that we’ve given you some good insights into our business. We have a number of opportunities ahead. We have a lot of work to do. But we believe that we have the right plan and the right team and the right resource set to achieve some good growth and interesting activities for you know, for our customers.

So we’re, again, very excited. Thanks again for your attention this morning. And we look forward to our next conference call in about three months.

Operator:	This concludes the TUT Systems first quarter financial results conference call. You may now disconnect.

END